Exhibit 99.1

   The Cheesecake Factory to Present at the Oppenheimer Restaurant Conference

    CALABASAS HILLS, Calif.--(BUSINESS WIRE)--Nov. 12, 2004--The Cheesecake Factory Incorporated (Nasdaq:CAKE) will be presenting at the Oppenheimer Restaurant Conference in Dallas on Tuesday, November 16, 2004 at 8:30 a.m. Central Time. Investors may listen to the presentation live through the Internet by selecting the "Audio Webcasts" option under the "Investor" section of the Company's website located at http://www.thecheesecakefactory.com. An archived webcast will also be available for thirty days following the presentation.
    The Cheesecake Factory Incorporated operates 86 upscale, casual dining restaurants under The Cheesecake Factory(R) name that offer an extensive menu of more than 200 items with an average check of approximately $16.09. The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company's restaurants and for other leading foodservice operators, retailers and distributors. Additionally, the Company operates four upscale casual dining restaurants under the Grand Lux Cafe(R) name in Los Angeles, Chicago, Las Vegas and Dallas; one self-service, limited menu "express" foodservice operation under The Cheesecake Factory Express(R) mark inside the DisneyQuest(R) family entertainment center in Orlando, Florida; and licenses three bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe(R) name.

    CONTACT: The Cheesecake Factory Incorporated
             Jane Vallaire, 818-871-3000